EXHIBIT 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Affinity Gaming, a Nevada corporation (“Company”) and Michael Silberling (“Executive”), effective August 25, 2014 (the “Effective Date”).

WHEREAS, Company and its subsidiaries and related entities, including any such entity which is under the common control of any such related entity (individually and collectively referred to as “Affiliates”), are engaged in the hospitality and gaming industries (the “Company’s Business”);

WHEREAS, Company and Executive desire to enter into this Agreement to, among other things, assure Company of the exclusive services of Executive and to set forth the terms and conditions of Executive’s employment with Company; and

WHEREAS, Executive represents that he is free to accept employment with Company without any restrictions, express or implied, contractual or otherwise, with respect to any other employer past or present.

NOW THEREFORE, in consideration of the premises, and the mutual promises and covenants set forth herein, the sufficiency and receipt of which each party expressly acknowledges, Company and Executive agree as follows:

1.	EMPLOYMENT.

1.1
Position. Company hereby employs Executive in the position of Chief Executive Officer, reporting directly to Company’s Board of Directors (the “Board”). Executive’s duties may also involve the provision of services to Affiliates.

1.2	Term. Executive’s employment with Company will commence on the Effective Date and will continue until terminated by either party as set forth below in Section 2 below.

1.3
Compensation. As compensation for all of the services to be rendered hereunder and in consideration of the various restrictions imposed upon Executive under this Agreement, Company shall provide Executive with the following:

(a)Base Salary. Company shall pay Executive, a base salary at the rate of Six Hundred Four Thousand Dollars ($604,000.00) per annum (“Base Salary”). The Base Salary shall be prorated for the week in which employment commences or terminates, and for any employment year that is less than twelve months in duration. The Base Salary will be reviewed annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased from time to time by Company in the sole and absolute discretion of the Board. No compensation shall be paid to Executive under this Agreement for any period subsequent to the termination of employment for any reason whatsoever, unless and except as otherwise provided in Section 2 of this Agreement.

(b)Bonus. Executive is eligible to receive an annual cash bonus, to be determined for calendar years beginning with 2015 based upon Company’s actual performance with respect to specified objectives for the applicable calendar year relative to a budget for such calendar year that has been approved by the Board, with eligibility for a bonus of up to 100% of Executive’s Base Salary paid during that calendar year (with no bonus for achieving less than 100% of the target goal, a bonus of 75% of Executive’s Base Salary for achieving 100% of the target goal, a bonus of 100% of Executive’s Base Salary for achieving 120% of the target goal, and a bonus of between 75% and 100% of Executive’s Base Salary based upon a sliding scale to be established for achieving between 100% and 120% of the target goal). For calendar year 2014, the bonus amount will be discretionary but no less than 75% of the Base Salary paid to Executive in 2014 times a ratio, the numerator of which is the number of weeks in 2014 during which Executive was employed by the Company, and the denominator of which is 52. Except as set forth in Section 2.5(d) of this Agreement, bonuses are not earned by and will not be paid to Executive unless Executive is actively employed and has not given notice of resignation at the time bonus payments are paid to Company executives. Company will make such bonus payments on or before March 15 of the calendar year that immediately follows the calendar year to which the bonus pertains.

(c)Long Term Incentive Plan. Executive is eligible to participate in the Affinity Gaming 2011 Amended Long Term Incentive Plan (“LTIP”), in accordance with the terms and conditions of the LTIP and any agreement entered into in connection therewith. Company shall cause the Compensation Committee to provide Executive the following incentives under and subject to the terms and conditions of the LTIP:

(i) Before the end of the third quarter of 2014:

(y) An award of 40,000 restricted shares of the Company’s common stock (“Restricted Shares”), to vest ratably in thirds subject to the conditions set forth in Section 1(c)(iv) below on March 31 of 2015, 2016 and 2017; and
(z) An award of a pro-rated number of options to acquire shares of Company’s common stock (“Stock Options”), to vest ratably in thirds subject to the conditions set forth in Section 1(c)(iv) below on the first, second and third anniversaries of the Effective Date, the number of Stock Options to be pro-rated by multiplying 162,500 times a ratio, the numerator of which is the number of full months in 2014 remaining after the Effective Date, and the denominator of which is 12, and having an exercise price of $11.61 per share; and

(ii) In the first quarter of each of 2015, 2016 and 2017, an award of 162,500 Stock Options having the following vesting schedule and conditions:

(y) 81,250 of the Stock Options to vest ratably in thirds subject to the conditions set forth in Section 1(c)(iv) below on March 31 of each of the three consecutive calendar years following the date of the award; and

(z) Up to 81,250 of the Stock Options to vest ratably and conditionally in thirds by no later than March 31 of each of the three consecutive calendar years following the date of the award, with the actual date of vesting, the applicable conditions (based on performance objectives disclosed to Executive no later than the end of the first quarter of the calendar year for which they apply), and Executive’s complete or partial satisfaction of the conditions (and, therefore, the number of Stock Options that vest based on performance) to be determined by the Compensation Committee in its sole and absolute discretion and subject to the conditions set forth in Section 1(c)(iv) below.

(iii) If a binding agreement for sale of Company or substantially all of Company’s assets (the “Transaction”) is entered into during Executive’s employment with Company at a price (or net asset valuation) of $22.50 per share or greater, an award of 35,000 Restricted Shares to vest immediately upon the closing of the Transaction subject to the conditions set forth in Section 1(c)(iv) below. Should acquisitions or dispositions by Company prior to the Transaction materially alter the value of the Company’s assets such that the $22.50 per share price is no longer an appropriate benchmark as determined in the sole discretion of the Board, the parties agree to negotiate in good faith an appropriate adjustment to the per share price.

(iv) Except as provided in Section 2.5(e) of this Agreement, in order for any part of the LTIP awards set forth in this Section 1(c) to vest, Executive must remain employed by Company through the scheduled date of vesting.

(d)Sign-On Bonus. As an additional inducement to enter into this Agreement, Executive will receive from Company a one-time, sign-on bonus of One Hundred Fifty Thousand Dollars ($150,000.00) payable as follows: one-half to be paid with the first payment of Executive’s Base Salary, and one-half less the Relocation Expenses described in Section 1.3(e) below to be paid with the first payment of Executive’s Base Salary that occurs six months after the Effective Date.

(e)Relocation Expenses. In consideration of Executive’s relocation of his residence to Las Vegas, Nevada, Company will at its option pay directly or reimburse Executive for the following expenses provided they are incurred no later than six months after the Effective Date: (i) temporary housing for Executive at a cost of up to $3,000.00 per month; (ii) movement of Executive’s household goods, subject to Executive obtaining three competitive bids (and only if and to the extent Executive’s previous employer is not obligated to pay for such move), and use of a rental vehicle at an aggregate cost of up to $20,000.00; and (iii) reasonable closing and other customary costs incurred in Executive’s purchase of a residence in the greater Las Vegas area, up to $10,000.00.

1.4	Eligible Benefits.

(a)Paid Time Off (“PTO”). Executive will receive paid time off to the same extent as other senior executives of Company, which will initially be at the rate of four (4) weeks per annum and will be subject to Company’s policies regarding paid time off, except that accrued and unused PTO that may be paid out upon termination of employment shall be capped at four (4) weeks in total.

(b)Health and Welfare Benefits. Subject to Executive’s compliance with and satisfaction of all applicable requirements of Company plans, Executive will be eligible to participate in Company’s executive medical, dental and life insurance plans effective the first day of the month following 55 days after the Effective Date. All such benefits shall be strictly governed by the applicable plan documents and policies established by Company. Company may amend, change or terminate such benefits as permitted in the applicable plan documents.

1.5
Professional Dues. The Company will upon timely submission of appropriate documentation pay on Executive’s behalf or reimburse Executive for Executive’s dues to the Young Presidents Organization during the Term.

1.6
Business Expenses. Executive shall be reimbursed for Executive’s Board-authorized out-of-pocket expenses incurred on behalf of Company. Executive shall maintain records in such detail as Company may require in order to comply with the substantiation requirements of the Internal Revenue Code of 1986, as amended (the “Code”). All materials and/or items purchased by Executive and reimbursed by Company or charged on a Company credit card or account (or that are related to any such items) shall be the property of Company.

2.	EMPLOYMENT TERMINATION AND THE EFFECT THEREOF.

2.1	Definitions.

(a)“Cause” means the occurrence of any of the following, provided that the Company has provided Executive with written notice of the applicable event within ninety (90) calendar days after the Board becomes aware of the occurrence thereof and, with respect to the circumstances set forth in subparagraphs (i), (iv), (v) or (vii) below, Executive has not cured (or, otherwise commenced steps reasonably designed to result in a prompt cure) within thirty (30) calendar days thereafter if such circumstance is curable:

(i)Executive’s breach of any term of this Agreement;

(ii)Indictment of, or formal charge against Executive for a felony; indictment of, or formal charge against Executive for any lesser offense that involves an act of embezzlement, misappropriation of funds; conduct evidencing an act of moral turpitude, dishonesty or lack of fidelity; or, Executive’s admission of having engaged in the same;

(iii)Payment (or, by the operation solely of the effect of a deductible, the failure of payment) by a surety or insurer of a claim under a fidelity bond issued for the benefit of Company reimbursing Company for a loss due to the wrongful act, or wrongful omission, of Executive;

(iv)Executive’s failure to discharge Executive’s duties commensurate with Executive’s title and function, abide by written Company policy, or obey the reasonable and lawful orders of the Board or a committee of the Board;

(v)Executive’s misconduct;

(vi)The denial, revocation, limitation or suspension of a license, qualification or certificate of suitability to Executive by any Gaming Authority or the reasonable likelihood that the same will occur; or

(vii)Any action or failure to act by Executive that the Board reasonably believes, as a result of a communication or action by any Gaming Authority or on the basis of the Board’s consultations with Company’s gaming counsel and/or other professional advisors, will likely cause any Gaming Authority to: (A) fail to license, qualify and/or approve Company or any Affiliate to own and operate a gaming business; (B) grant any such licensing, qualification and/or approval only upon terms and conditions that are unacceptable to Company or any Affiliate; (C) significantly delay any such licensing, qualification and/or approval process; or (D) revoke or suspend any existing license.

(b)“Change of Control” means the definition of a “change in control” set forth in the LTIP, except that such event shall not include any “person” (as defined in the LTIP) that acquires 50% or more of the combined voting power of Company’s then outstanding securities that, immediately prior to such acquisition, owned, directly or indirectly, 10% or more of the combined voting power of Company’s outstanding securities.

(c)“COBRA” means the federal Comprehensive Omnibus Budget Reconciliation Act of 1986, as amended.

(d)“Gaming Authority” means any governmental authority that holds regulatory, licensing or permit authority over gambling, gaming or casino activities.

(e)“Good Reason” means the occurrence of any of the following without Executive’s consent, provided that Executive has provided Company with written notice of the applicable event within ninety (90) calendar days after Executive becomes aware of the occurrence thereof, and Company has not cured (or, otherwise commenced steps reasonably designed to result in a prompt cure) within thirty (30) calendar days thereafter if such circumstance is curable:

(i) Executive’s title, position, status, authority, duties or responsibilities as contemplated by Section 1.1 are materially diminished;

(ii)The material breach by the Company of any provision of this Agreement (including, but not limited to, a reduction in Executive’s base salary set forth herein);

(iii)Relocation by Company of Executive’s primary place of employment by more than 50 miles from Company’s current headquarters in Las Vegas, Nevada; or

(iv)Within twelve (12) months after a Change in Control, Executive’s title, position, status, authority, duties or responsibilities as contemplated by Section 1.1 are materially diminished.

(f)“Incapacity” means Executive’s inability to perform the essential functions of Executive’s position with or without reasonable accommodation for a period of time constituting an undue burden upon Company as determined in the Board’s sole discretion.

2.2
Termination by Executive. Executive shall have the right at any time to resign Executive’s employment with Company upon no less than 90 days prior written notice. Executive’s rights to receive salary and any benefits (other than Base Salary earned but unpaid, accrued but unused PTO, vested benefits under any employee benefit plan, and any unreimbursed business expenses incurred by Executive) hereunder shall immediately terminate as of the termination/resignation date and Company will be relieved of any and all obligation and/or liability to Executive hereunder or otherwise. Company may, at its sole discretion, elect to place Executive upon a paid leave of absence through the effective date of the resignation and such election shall not constitute Good Reason for purposes of this Agreement.

2.3
Termination Due to Death or Incapacity. Company shall have the right to terminate Executive’s employment hereunder in the event of Executive’s death or Incapacity. Executive’s rights to receive salary and any benefits (other than Base Salary earned but unpaid, accrued but unused PTO, vested benefits under any employee benefit plan, and any unreimbursed business expenses incurred by Executive) hereunder shall immediately terminate as of the termination date and Company will be relieved of any and all obligation and/or liability to Executive hereunder or otherwise.

2.4
Termination for Cause. Company shall have the right to terminate Executive’s employment hereunder immediately for Cause. Executive’s rights to receive salary and any benefits (other than Base Salary earned but unpaid, accrued but unused PTO, vested benefits under any employee benefit plan, and any unreimbursed business expenses incurred by Executive) hereunder shall immediately terminate as of the termination date and Company will be relieved of any and all obligation and/or liability to Executive hereunder or otherwise.

2.5
Termination Without Cause or for Good Reason. In the event of a termination of employment by Company without Cause (and other than by reason of Executive’s death or Incapacity) or by Executive for Good Reason, and conditioned upon Executive’s execution of a full release of claims in a form acceptable to Company without revocation, Executive shall be entitled to receive the following items (the “Severance Package”), in lieu of any other compensation and benefits whatsoever:

(a)Continuation of Base Salary and benefits through the effective date of termination;

(b)Continued payment of Base Salary from the date of termination for one year, with such payments to begin on the first regular payday after the revocation period in the release executed by Executive expires (the first payment will include amounts attributable to payroll periods occurring prior to such date);

(c)Continued participation in Company’s group medical plan pursuant to COBRA and conditioned upon Executive’s timely election of continuation of benefits such that Company either will reimburse Executive or directly pay premium amounts such that Executive will not pay any premiums greater than he would have paid had he remained actively employed with Company until the earlier of (i) the last day of the month in which payment of Executive’s Base Salary set forth in Section 2.5(b) above expires, and (ii) the date on which Executive first becomes eligible for any other employer’s group medical plan following termination of employment, irrespective of whether Executive actually enrolls in such group plan. Executive agrees to give Company written notice of his eligibility for such group plan, including the date of his eligibility, no later than five business days prior to obtaining such eligibility;

(d)Payment of any unpaid bonus set forth in Section 1.3(b) of this Agreement for the calendar year immediately preceding the year in which his employment termination occurs and, with respect to the 2014 calendar year only, the minimum bonus set forth therein. Such amounts to be paid at the time that Company pays bonuses to its other executives; and

(e)Immediate vesting as of the employment termination date of that unvested portion of any Restricted Shares or Stock Options awarded to Executive prior to the employment termination date pursuant to the LTIP that would have vested had Executive remained employed with Company, with the result that such portions of such awards are immediately and fully exercisable.

2.6	Effect of Termination.

(a)Return of Confidential Information and Property. If Executive’s employment with Company is terminated for any reason, Executive shall promptly, and without request, inform Company of and deliver to Company all documents, data and other items (including, but not limited to, all keys, security cards, credit cards, laptop, tablet, cellular phone or PDA, and customer lists) pertaining to Company, its Affiliates, certain shareholders of Company that have representatives on Company’s Board of Directors (collectively with their affiliates, “Board Shareholders”) and their respective portfolio companies, and/or Executive’s employment, and any and all Confidential Information (as defined in Section 4 of this Agreement) and Company and/or Board Shareholders Inventions (as defined in Section 5), whether prepared by Executive or otherwise in Executive’s possession or under his control. Executive shall not retain any written material, computer files, or other tangible material containing any information concerning Company, its Affiliates, Board Shareholders or their respective portfolio companies or disclose any Confidential Information or Company and/or Board Shareholders Inventions to any entity. Even after the expiration or termination of this Agreement and/or any written extension thereto, Executive agrees to: (i) protect the value of the Confidential Information and Company and/or Board Shareholders Inventions and prevent the misappropriation and/or disclosure thereof, and (ii) not disclose or use any Confidential Information or Company and/or Board Shareholders Inventions for Executive’s benefit or the benefit of any third party and/or to the detriment of Company, its Affiliates, Board Shareholders or their respective portfolio companies, and/or the employees, shareholders, officers, directors and/or customers thereof.

(b)Reimbursement for Early Termination by Executive. If, prior to the expiration of 24 months after the Effective Date, Executive’s employment with Company is terminated by Company for Cause or by Executive’s resignation, then Executive shall immediately upon termination owe and shall promptly repay or return to Company the following sums: (i) at the Company’s option, the vested Restricted Shares or the fair market value of the vested Restricted Shares awarded to Executive under Subsection 1.3(c)(i)(y) of this Agreement multiplied by a ratio, the numerator of which is 24 minus the number of full months of Executive’s employment hereunder, and the denominator of which is 24, (ii) the Sign-On Bonus paid to Executive under Section 1.3(d) of this Agreement multiplied by a ratio, the numerator of which is 24 minus the number of full months of Executive’s employment hereunder, and the denominator of which is 24, and (iii) to the extent not already deducted from the Sign-On Bonus, the Relocation Expenses advanced or reimbursed by Company for or to Executive under Section 1.3(e) of this Agreement multiplied by a ratio, the numerator of which is 24 minus the number of full months of Executive’s employment hereunder, and the denominator of which is 24.

(c)Payment of Amounts Owed to Company and Prohibited Representations. Subject to any express written agreement to the contrary, upon termination of Executive’s employment, all Executive debts owed to Company and any Affiliate, including without limitation all amounts owing under Section 2.7(b) of this Agreement, shall be repaid promptly, and no later than five business days after the employment termination date, irrespective of whether said debts otherwise would be due to be repaid at the time of separation. Further, after termination of employment, Executive agrees that Executive shall not represent that Executive continues to be in any way connected with Company and/or any of its Affiliates.

(d)Survival and Forfeiture of Severance Package. Rights and obligations under this Agreement, that, by their nature, survive (such as, without limitation, obligations under Sections 2 (Termination), 4 (Confidential Information), 5 (Invention Disclosure), 6 (Protective Covenants), and 7 (Non-Disparagement) of this Agreement, will remain in effect after termination of Executive’s employment. Without limiting any other damages that may be available to Company, Executive will forfeit his right to the Severance Package in the event Executive breaches the provisions of Sections 4 (Confidentiality), 5 (Inventions Disclosure), 6 (Protective Covenants), or 7 (Non-Disparagement) of this Agreement.

3.	BEST EFFORTS; OUTSIDE EMPLOYMENT; GAMING REGULATIONS.

3.1	Best Efforts Employed. Executive acknowledges that while employed by Company, Executive shall devote his best efforts and abilities to the business, affairs, and interests of

Company. These efforts shall be accompanied by the highest degree of competence and professional standards and qualities in order to promote the interests of Company and its Affiliates and perform services contemplated by this Agreement in accordance with Company’s policies and procedures.

3.2
Outside Employment. Due to the heavily regulated and highly competitive and confidential nature of Company’s business, Executive shall ensure and hereby warrants and covenants that Executive will not engage in outside employment without first seeking and receiving prior written approval of the Board.

3.3
Gaming Regulations. Executive acknowledges that Company’s business is highly regulated by law and is reliant upon maintaining relevant gaming licenses where it and its Affiliates conduct business and that gaming license regulatory bodies demand very detailed personal information regarding Company’s officers and employees. Based on these regulatory requirements, and the law upon which they are based, Executive acknowledges that he may be required to provide information regarding his background, including, but not necessarily limited to, detailed financial information, criminal history, prior employment, prior residences, familial relationships, military history, and educational history. Executive further acknowledges that such information may require the execution of one or more release of information or other documents such that Company or a designated third party may obtain background information necessary for compliance with regulatory requirements. Executive expressly agrees to provide and execute releases and other documents, and otherwise fully cooperate with disclosure of any and all information required by any law or regulatory body, including, but not limited to, any gaming regulatory and/or licensing body, and as may otherwise be required by Company.

4.	CONFIDENTIAL INFORMATION.

4.1
Confidential Information. Executive acknowledges and agrees that the nature of Executive’s engagement by Company is such that Executive will have access to Confidential Information that has great value to Company, its Affiliates, and Board Shareholders and their respective portfolio companies which constitutes a substantial basis and foundation upon which Company’s Business and Board Shareholders’ and their respective portfolio companies’ businesses are based. The term “Confidential Information” refers to any of Company’s, its Affiliates’, Board Shareholders’ or their respective portfolio companies’ information that is not generally known to the general public and includes, without limitation: (a) know how, trade secrets, business plans, copyrights, inventions, patents, intellectual property, data, process, process parameters, databases, software code, methods, practices, products, marketing strategies and plans, research and development data, financial records, operational manuals, pricing, technical plans, computer programs, customer information, customer lists, price lists, supplier lists, financial information, sales information, drawings, art work, blueprints, specifications, tools, strategic plans, and any or all other compilations of information that relate to Company’s Business or to Board Shareholders’ or their respective portfolio companies’ businesses; and (b) any other proprietary material of Company, its Affiliates, Board Shareholders and their respective portfolio companies which have not been released by Company, its Affiliates, Board Shareholders or their respective portfolio companies to the general public. Executive acknowledges and agrees that Company, its Affiliates, Board Shareholders and their respective portfolio companies: (i) are engaged in the highly competitive hospitality and gaming industries and/or in other highly competitive businesses and have expended, or will expend, significant sums of money and have invested, or will invest, a substantial amount of time to develop and maintain the secrecy of the Confidential Information; and (ii) have obtained, or will obtain, valuable economic assets that have enabled, or will enable them to develop an extensive reputation and to establish business relationships with their suppliers, customers, and investors.

4.2
Non-Disclosure. Executive acknowledges and agrees that if such Confidential Information were disclosed to any third party or used for the benefit of anyone other than Company, its Affiliates, Board Shareholders or their respective portfolio companies, those entities would suffer irreparable harm, loss and damage. Accordingly, Executive acknowledges and agrees to the following:

(a)The Confidential Information is, and at all times hereafter shall remain, the sole property of Company, its Affiliates, Board Shareholders or their respective portfolio companies, or their respective licensors;

(b)Executive shall use his best efforts and utmost diligence to guard and protect the Confidential Information from disclosure to any of Company’s, its Affiliates,’ Board Shareholders’ and their respective portfolio companies’ competitors, customers or suppliers or any other third parties; and

(c)Unless the Board gives Executive prior specific and express written permission, during Executive’s employment and forever thereafter, Executive shall not use for his own benefit, or divulge to or use on behalf of any competitor or customer or any other third party, any of the Confidential Information which Executive may obtain, learn, develop or be entrusted with as a result of Executive’s employment by Company.

4.3
Handling of Confidential Information. Executive also acknowledges and agrees that all documentary and tangible Confidential Information including, without limitation, such Confidential Information as Executive may have committed to memory, is supplied or made available to Executive by Company, its Affiliates, or Board Shareholders solely to assist Executive in the performance of Executive’s services as contemplated by this Agreement. Executive further agrees that after Executive’s employment with Company is terminated for any reason:

(a)Executive shall not remove from Company’s, its Affiliates’, Board Shareholders’ or their respective portfolio companies’ property and shall not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type of Confidential Information; and

(b)Executive shall immediately fulfill his obligations under Section 2.7(a) of this Agreement and provide written certification of his fulfillment of the same.

5.	INVENTION DISCLOSURE.

5.1
Ideas, Inventions, and Improvements. As used herein, “Inventions” shall include, but shall not be limited to, ideas, titles, themes, production ideas, methods of presentation, artistic renderings, sketches, plots, music, lyrics, dialogue, phrases, slogans, catch-words, characters, names and similar literary, dramatic and musical material, trade names, trademarks and service marks and all copyrightable expressions in audio visual works, computer software, computer code of all kinds in any media. With respect to Inventions which Executive, solely or jointly, may conceive, make, reduce or practice or first disclose, arising from the course of Executive’s employment with Company (“Company and/or Board Shareholders Inventions”), Executive agrees that such Inventions are works made for hire as that term is defined in the copyright laws of the United States, he expressly disclaims all ownership right to such Inventions, and during his employment with Company and thereafter he shall: (a) execute all documents requested by Company and/or Board Shareholders for vesting in Company and/or Board Shareholders the entire right, title and interest in and to Company and/or Board Shareholders Inventions, (b) execute all documents requested by Company and/or Board Shareholders for filing and prosecuting applications to protect the same, and (c) give Company and/or Board Shareholders all assistance they reasonably require, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect Company’s and/or Board Shareholders’ rights therein and thereto. If any such assistance is required following the termination of Executive’s employment with Company, Company shall reimburse Executive for reasonable expenses incurred by Executive in rendering such assistance. Executive has been notified by Company and understands that the foregoing provisions of this Section do not apply to an invention for which no equipment, supplies, facilities, confidential, proprietary, or trade secret information of Company, its Affiliates, or Board Shareholders was used and which was developed entirely on Executive’s own time, unless the invention (a) relates to the business of Company, its Affiliates, Board Shareholders or their respective portfolio companies or to their actual or demonstrably anticipated research and development, or (b) results from any work performed by Executive for Company, its Affiliates, or Board Shareholders.

6.	PROTECTIVE COVENANTS.

6.1	Definitions.

(a)“Restricted Area” means any area within a 150 mile radius of any location in which Company or any of its Affiliates are directly or indirectly engaged in the development, ownership, operation or management of a hospitality or gaming business, or are actively pursuing any such activities.

(b)“Restricted Period” means the period of Executive’s employment with Company, plus twelve (12) months after the termination of Executive’s employment with Company or any of its Affiliates, regardless of the reason for such termination.

6.2
Non-Competition. Executive agrees that during the Restricted Period, other than on Company’s behalf, Executive will not, directly or indirectly, own, manage, operate, control, be employed by, participate in, consult with, or be connected with, the ownership, management, operation, or control of any business engaged, directly or indirectly, in the hospitality or gaming business which is competitive to the Company’s Business within the Restricted Area. This covenant not to compete also includes, but is not limited to, any marketing efforts by Executive through websites in the lines of business specified above. Notwithstanding the above, this Section does not preclude Executive from being employed after the Term by a hospitality or gaming business that abuts Las Vegas Boulevard between Russell Road and Sahara Avenue in Las Vegas, Nevada, provided that such hospitality or gaming business is not affiliated in any way with any hospitality or gaming business that has another location in any Restricted Area.

6.3
Non-Solicitation. Executive agrees that during the Restricted Period, he will not, directly or indirectly, as agent or otherwise, on behalf of himself or any individual, association or entity or third party other than Company:

(a)Accept business from, or call on, canvass, or contact any of Company’s or its Affiliates’ customers for the purpose of soliciting or inducing any such customer to purchase, or otherwise engage any services with respect to the hospitality or gaming business similar to or competitive with the Company’s Business;

(b)Induce or assist in the inducement of any individual or entity that provides services or products to Company, its Affiliates, Board Shareholders or their respective portfolio companies (including, but not limited to, consultants, professionals, vendors, and suppliers) to reduce any such services or products provided to, or to terminate their relationship with, Company, its Affiliates, Board Shareholders or their respective portfolio companies; or

(c)Solicit, influence or encourage Company’s, its Affiliates’, Board Shareholders’ or their respective portfolio companies’ employees, contractors, or subcontractors to resign or leave the employment of or disengage from Company, its Affiliates, Board Shareholders or their respective portfolio companies other than on the Company’s behalf.

6.4
Investor Contact. Executive agrees not to contact any investor in a fund managed by any Board Shareholder or any prospective investor that is considering investing in a fund managed by any Board Shareholder. Should any such investor or prospective investor contact Executive, Executive agrees to refrain from communicating with that investor or prospective investor and will immediately communicate to the President and Chief Executive Officer of the Board Shareholder to whose fund the investor or potential investor pertains the circumstances of the investor or prospective investor contact.

7.
NON-DISPARAGEMENT. Executive agrees not to engage in any conduct, or make any statement in any form, that may disparage, defame, or otherwise diminish the reputation of Company, its Affiliates, Board Shareholders or their portfolio companies, or their respective services, products, funds, affiliates, owners, members, principals, investors, officers, directors, or employees or their respective families. However, this Section shall not preclude Executive from making honest and truthful statements as required pursuant to a court order.

8.	TAXES.

(a)All amounts payable pursuant to this Agreement shall be subject to withholding of all applicable income taxes, unemployment insurance, Social Security contributions, and other customary amounts (“Applicable Withholdings”) prior to distribution of the net proceeds thereof to Executive through Company’s regular payroll.

(b)The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A, and shall be interpreted accordingly.

(c)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. If Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, any installment payment otherwise due Executive during the first six months following Executive’s termination of employment that is not exempt from Section 409A either as separation pay or as a short term deferral under applicable Treasury regulations will be held until and paid on the day following the expiration of such six month period, without interest. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

(d)Nothing in this Section 8 shall be construed as a guarantee by Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any tax, penalty, or interest imposed on any amount paid or payable hereunder by reason of Section 409A, or for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

9.
ASSIGNMENT; SUCCESSION. This Agreement is fully assignable by Company and shall inure to the benefit of and is binding upon Company and its successors and assigns and any such successor or assignee shall be deemed substituted for Company under the terms of this Agreement for all purposes. As used herein, “successor” and “assign” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of Company or to which Company assigns this Agreement by operation of law or otherwise. The obligations and duties of Executive hereunder are personal and are not delegable or otherwise assignable by Executive.

10.
COOPERATION. Subsequent to the termination of Executive’s employment and upon Company’s request, Executive agrees to make himself reasonably available to provide assistance to Company with respect to any regulatory, tax, compliance, or other legal issues that arose during or involved the period in which Company employed Executive. Company will reimburse Executive for any reasonable expenses that Executive incurs in providing such assistance. Should such assistance require a significant portion of Executive’s time, Company and Executive will confer to attempt to agree upon a reasonable rate of compensation that Company will pay for Executive’s time.

11.
NOTICES. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended, faxed to the numbers set forth below, or by being mailed, postage prepaid, certified or registered mail with return receipt requested, sent by a reputable overnight delivery service such as Federal Express or DHL that tracks its deliveries, to the address shown below for each such party or such other address as may be designated in writing hereafter by such party:

If to Company: Attn: Legal Dept. Affinity Gaming 3755 Breakthrough Way Suite 300 Las Vegas, NV 89135	If to Executive: Michael Silberling 322 Karen Avenue #4504 Las Vegas, NV 89109

Either party may change its address for the purpose of receiving notices by providing written notice to the other.

12.	AMENDMENTS. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and duly executed by Company and Executive.

13.
WAIVER. Company’s waiver of a breach by Executive of any provision of this Agreement or failure to enforce any such provision with respect to him shall not operate or be construed as a waiver of any subsequent breach by Executive of any such provision or of any other provision, or of Company’s right to enforce any such provision or any other provision with respect to him. No act or omission of Company shall constitute a waiver of any of its rights hereunder except for a written waiver signed by Company’s Chairman of the Board.

14.
GOVERNING LAW. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the substantive laws of the State of Nevada, without regard to its or any other state’s conflict of laws rules.

15.
REASONABLENESS OF COVENANTS; injunctive and other relief. Executive acknowledges and expressly agrees that Sections 4 through 7 of this Agreement are reasonable in scope and duration, do not unduly restrict Executive’s ability to engage in his livelihood, and are reasonable and necessary for the protection of Company, its Affiliates, and Board Shareholders and their respective portfolio companies and that Company and/or Board Shareholders will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief to which Company and/or Board Shareholders will be entitled in the form of actual or punitive damages, Company and/or Board Shareholders shall be entitled to injunctive relief from a court of competent jurisdiction for the purposes of restraining Executive from any actual or threatened breach of Sections 4 through 7 of this Agreement. Executive further agrees that if Executive violates Section 6 of this Agreement and if Company and/or any Board Shareholder is required to seek judicial enforcement of the same, the Restricted Period shall commence to run from the date of the stipulation, order, injunction or decree enforcing Company’s and/or Board Shareholders’ rights hereunder.

16.
SEVERABILITY OF COVENANTS AND BLUE PENCILING. It is the intention of the parties that if, in any action before any court empowered to enforce this Agreement, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court. If such term, restriction, covenant, or promise cannot be modified to make it enforceable, that term, restriction, covenant, or promise shall be fully severable, this Agreement shall then be construed and enforced as if such illegal, invalid or unenforceable term, restriction, covenant, or promise had never been a part hereof, and the remaining provisions of this Agreement shall remain in full force and effect.

17.
MANDATORY MEDIATION AND JURY WAIVER. Other than disputes involving the covenants and obligations set forth in Sections 4 through 7 above which may be filed directly in a court of law, Executive and Company agree that all other disputes and claims of any nature that Executive may have against Company including, but not limited to, all statutory, contractual, and common law claims (including all employment discrimination claims), will be timely submitted exclusively first to mandatory mediation in Las Vegas, Nevada, or at another mutually agreed-upon location, under the rules of Judicial Arbitration and Mediation Services (“JAMS”) or under such other rules or under the auspices of such other organization as the parties may mutually agree. All information regarding the dispute or claim or mediation proceeding, including any mediation settlement, shall not be disclosed by Executive, Company, or any mediator to any third party without the written consent of Company’s Chairman of the Board and Executive. In the event that mediation does not resolve any dispute that Executive has with Company and Executive proceeds to file a complaint in court, EXECUTIVE HEREBY WAIVES ANY RIGHT TO A JURY TRIAL OF THAT DISPUTE.

18.
THIRD PARTY BENEFICIARIES. Executive acknowledges and agrees that each Board Shareholder is an express third party beneficiary of Executive’s obligations hereunder and shall have full rights to enforce the terms of this Agreement against him as if each Board Shareholder was a signatory hereto.

19.
COUNTERPARTS. This Agreement and any amendment hereto may be executed in one or more counterparts. All such counterparts shall constitute one and the same Agreement and shall become effective when a copy signed by each party has been delivered to the other party.

20.	HEADINGS. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

21.
NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by both Company and Executive to express their mutual interest, and no rule of strict construction will be applied against either party hereto.

22.
RIGHT TO NOTIFY PROSPECTIVE EMPLOYER. Executive acknowledges and agrees that Company has the right to notify any prospective or current employer of the provisions of Sections 4, 5 and 6 of this Agreement, and that Executive may be in violation of those provisions by virtue of employment taken in violation of this Agreement.

23.
ENTIRE AGREEMENT. Notwithstanding anything herein or elsewhere to the contrary, this Agreement, the LTIP, and any agreements entered into in connection with any LTIP award contain the entire agreement of the parties relating to the subject matter hereof and supersede any prior agreements (whether oral or written, including any previous offers or offer letters), undertakings, commitments and practices relating to Executive’s employment by Company.

Date:	August 25, 2014	Date:	August 25, 2014

AFFINITY GAMING		EXECUTIVE

By:	/s/ Marc H. Rubinstein		/s/ Michael Silberling
Name:	Marc H. Rubinstein		Michael Silberling
Title:	Senior Vice President, General Counsel and Secretary